As a result of the STI Classic Funds acquisition of the SEIX Funds, the Board of Trustees as well as the Funds' shareholders approved some material changes in investment strategies and policies.

SEIX Core Bond Fund into STI Classic Institutional Core Bond Fund
SEIX Limited Duration into STI Classic Institutional Limited Duration
Fund
SEIX High Yield Fund into SEIX Institutional High Yield Fund
SEIX Intermediate Bond Fund into STI Classic Institutional Intermediate
Bond Fund

Effective with the merger the SEIX Core Bond Fund into STI Classic Institutional Core Bond Fund
SEIX Limited Duration into STI Classic Institutional Limited Duration Fund the SEIX Funds went from non-diversified funds to diversified funds as defined by section 5b of the Investment Company Act of 1940. In addition, the 12 changes below were made to all funds.

1. Borrowing
Target Fund-The Fund may not borrow money, including entering into reverse repurchase agreements.
Acquiring Fund-The Fund may not borrow money in an amount exceeding 33 1/3% of the value of its total assets, provided that, for the purposes of this limitation, investment strategies that either obligate the Fund to purchase securities or require a Fund to segregate assets are not considered to be borrowing. Asset coverage of at least 300% is required for all borrowing, except where the Fund has borrowed money for temporary purposes
(less than 60 days), and in an amount not exceeding 5% of its total assets.

2. Loans
Target Fund-The Fund may not make loans except that it may enter into repurchase agreements.
Acquiring Fund-The Fund may not make loans, except that the Fund may:
(i) purchase or hold debt instruments in accordance with its investment objectives and policies; (ii) enter into repurchase agreements; and
iii) lend its portfolio securities.

3. Senior Securities
Target Fund-The Fund may not issue senior securities.
Acquiring Fund-The Fund may not issue senior securities (as defined in the 1940 Act), except as permitted by rule, regulation or order of the SEC.

4. Underwriting
Target Fund-The Fund may not underwrite securities of other issuers. Acquiring Fund-The Fund may not underwrite securities issued by others, except to the extent that the Fund may be considered an underwriter within the meaning of the 1933 Act in the sale of portfolio securities.

5. Investment in companies for purposes of exercising control
Target Fund-The Fund may not invest in companies for the purpose of exercising control or management.
Acquiring Fund-None of the STI Classic Funds have stated restrictions regarding investing in companies for the purpose of exercising control of management.

6. Real estate
Target Fund-The Fund may not purchase or sell real estate (other than marketable securities representing interests in, or backed by, real estate).
Acquiring Fund-The Fund may not purchase or sell real estate, unless acquired as a result of ownership of securities or other instruments (but this shall not prevent the Fund from investing in securities or other instruments either issued by companies that invest in real estate, backed by real estate or securities of companies engaged in the real estate business).

7. Commodities
Target Fund-The Fund may not purchase or sell physical commodities or related commodity contracts.
Acquiring Fund-The Fund may not purchase or sell physical commodities, unless acquired as a result of ownership of securities or other instruments.

8. Industry Concentration
Target Fund-The Fund may not invest more than 25% of the total assets of the Fund in the securities of issuers having their principal activities in any particular industry, except for tax-exempt obligations issued or guaranteed by the U.S. government, its agencies, GSE's, instrumentalities or by any state, territory or any possession of the United States or any of their authorities, agencies, instrumentalities or political subdivisions, or with respect to repurchase agreements collateralized by any of such obligations. For purposes of this restriction, supranational issuers will be considered to comprise an industry as will each foreign government that issues securities purchased by the Fund. In the case of Asset-Backed Securities, the industry will be defined by the underlying assets in each trust.
Acquiring Fund-The Fund may not purchase the securities of any issuer
(other than securities issued or guaranteed by the U.S. Government or any of its agencies or instrumentalities and securities issued by investment companies) if, as a result, more than 25% of the Fund's total assets would be invested in the securities of companies whose principal business activities are in the same industry.

9.Forward commitments
Target Fund-The Fund may not invest the cash securing a forward commitment in mortgage-backed securities in investments that have a duration exceeding 180 days.
Acquiring Fund-None of the STI Classic Funds have stated restrictions prohibiting the Funds from investing cash securing a forward commitment in mortgage-backed securities in investments that have a duration exceeding 180 days.

10. Tobacco restriction
Target Fund-The Fund will not invest in the securities of any company which has a primary line of business in the manufacture and sale of tobacco products.
Acquiring Fund-None of the STI Classic Funds have stated restrictions prohibiting the Funds from investing in the securities of any company which has a primary line of business in the manufacture and sale of tobacco products.

11. Bank obligations
Target Fund-The Fund will not concentrate more than 25% of its total assets in domestic bank obligations.
Acquiring Fund-None of the STI Classic Funds have stated restrictions regarding concentration of more than 25% of its total assets in domestic bank obligations.

12. Illiquid securities
Target Fund-The Fund will not invest more than 15% of the value of its net assets in illiquid assets. (The Adviser does not anticipate investing over 5% of a Fund's assets in these securities.)
Acquiring Fund-No Fund may purchase or hold illiquid securities (I.E., securities that cannot be disposed of for their approximate carrying value in seven days or less (which term includes repurchase agreements and time deposits maturing in more than seven days) if, in the aggregate, more than 15% of its net assets would be invested in illiquid securities.